AMENDMENT NO. 1, dated February 17, 2003 (this "Amendment"), to the Employment Agreement dated May 7, 2001 (the "Employment Agreement"), by and between RESOLUTION PERFORMANCE PRODUCTS LLC, a Delaware limited liability company (the "Company") and MARK S. ANTONVICH ("Executive").

WHEREAS, Executive and the Company desire to amend Executive's Employment Agreement with respect to Executive's compensation, to be effective on and after January 1, 2003, as specifically set forth in this Amendment.

NOW, THEREFORE, it is therefore hereby agreed by and between the parties as follows:

    Term of Employment.
      Section 2 of Executive's Employment Agreement is hereby amended in its entirety to read as follows:

    "This Agreement and the term of employment shall commence and be effective from and after the date hereof (the "Commencement Date") and, subject to the terms hereof, shall terminate on the third anniversary of the Commencement Date (the "Termination Date"); provided, however, that on such anniversary date and on each subsequent two year anniversary of such anniversary date, the Termination Date shall automatically be extended for a period of two years, unless either party shall have given written notice to the other party not less than one hundred and twenty days prior to the Termination Date that the Termination Date shall not be so extended."

    Compensation and Benefits.
      Section 3 of Executive's Employment Agreement is hereby amended in its entirety to read as follows:

    "(a) Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $175,500, provided that if the LTM Adjusted EBITDA (as defined below) for the twelve month period ending on the last day of any fiscal quarter during 2003 or 2004 (such day, the "Salary Reimbursement Date") equals $116 million or more, the Base Salary shall be payable at the annual rate of $195,000 from and after the Salary Reimbursement Date, and the Company shall pay to Executive 13.89% of the amount paid to Executive as Base Salary from January 1, 2003 to the Salary Reimbursement Date. In the event of Executive's death, long-term disability, retirement, or a Realization Event (as defined in the 2000 Stock Option Plan of Resolution Performance Products Inc.) prior to the earlier of (i) the Salary Reimbursement Date and (ii) January 1, 2004 (any such event, a "Special Event"), the Company shall pay to Executive a lump sum amount (to be considered pensionable wages) equal to 11.11% of the amount paid to Executive as Base Salary from January 1, 2003 to the date of the Special Event. Notwithstanding the foregoing, on January 1, 2004, Executive's Base Salary shall be payable at the annual rate of $195,000. The Base Salary (and other amounts payable in accordance with this paragraph (a)) shall be payable in accordance with the ordinary payroll practices of the Company and shall be subject to increase as determined by the Board or its compensation committee (the "Compensation Committee"). For purposes of this Agreement, "LTM Adjusted EBITDA" shall be determined in accordance with the Company's historical practices.

    (b) Bonus. In addition to the Base Salary, Executive shall be entitled to receive a cash bonus (the "Bonus") with respect to each fiscal year; provided that the Executive is employed by the Company on the last day of such fiscal year. The Bonus shall be based on the Company's achievement of certain operating and/or financial goals to be established by the Compensation Committee, with an annual target bonus amount equal to 35% of Executive's highest Base Salary during the term of Executive's employment under this Agreement.

    (c) Benefits. During the term of employment hereunder, the Company shall provide to Executive coverage under any standard employee benefit programs, plans and practices, in accordance with the terms that the Company makes generally available to its executive officers; provided, however, that the Company shall pay Executive $15,000 each year until such time as the Company has a 401(k) match program that Executive can participate in on an equivalent vested basis. The Company shall pay Executive the above-described $15,000 annual payment in monthly installments of $1,250, commencing on the first payroll period following the Commencement Date and terminating on the date when the Company implements a 401(k) match program that provides Executive with an equivalent vested benefit. If Executive elects to receive any matching contributions from the Company in connection with the Company's 401(k) program, then the above-described $15,000 annual payment will be reduced by the amount of the Company's annual match."

    Termination of Employment
      Section 4(c) of Executive's Employment Agreement is hereby amended in its entirety to read as follows:

    "(c) Termination other than for Cause or Termination for Good Reason. If Executive's employment is terminated by the Company other than for Cause or Executive terminates his employment for Good Reason, in each case, prior to the Termination Date, Executive shall be entitled to receive (i) within a reasonable time after the date of termination, the Termination Payments and (ii) in lieu of any other cash compensation provided for herein but not in substitution for compensation already paid or earned, payable in accordance with the Company's customary payroll practices, for a period equal to the greater of (x) 12 months following the date of termination and (y) the period between the date of termination and the second anniversary of the date hereof an amount equal to Executive's highest Base Salary during the term of Executive's employment under this Agreement."

    Effectiveness. This Amendment shall become effective as of the date hereof.
    No Other Amendments. Except as expressly set forth herein, Executive's Employment Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed to be a waiver, amendment, modification or other change of any term, condition or provision of Executive's Employment Agreement.
    References to the Employment Agreement. From and after the date hereof, all references in the Employment Agreement and any other documents to the Employment Agreement shall be deemed to be references to the Employment Agreement after giving effect to this Amendment.
    Headings. The headings used herein are for convenience of reference only and shall not affect the construction of, nor shall they be taken into consideration in interpreting, this Amendment.
    Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterpart signatures to this Amendment shall be acceptable and binding.
    Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

RESOLUTION PERFORMANCE PRODUCTS LLC

By: /s/ Marvin O. Schlanger

Name: Marvin O. Schlanger

Title: Chairman and Chief Executive Officer

/s/ Mark S. Antonvich